Contact:     Bobbie Egan                                     May 14, 2014
Alaska Airlines
(206) 392-5101

Alaska Air Group Announces Leadership Changes

SEATTLE — Alaska Air Group, the parent company of Alaska Airlines and Horizon Air, announced several changes today to reorganize responsibilities among the company’s senior leadership.

CFO Brandon Pedersen has been promoted to executive vice president, finance, and chief financial officer. In addition to his finance responsibilities, Pedersen now oversees financial planning and analysis and internal audit.

Andrew Harrison, vice president of planning and revenue management, has been promoted to senior vice president of planning and revenue management. Along with his existing responsibilities, he will oversee corporate real estate as well as pricing and revenue aspects of Alaska Airlines’ Mileage Plan frequent flier program.

Joe Sprague has been promoted to senior vice president of communications and external relations. Sprague will oversee government affairs, community relations, sales and community marketing, and corporate communications. Alaska Air Group will search for a replacement for Sprague’s previous role as vice president of marketing.

“Brandon and Andrew have played key roles in strengthening Alaska to help us perform successfully in this hyper-competitive industry, and these changes will tighten coordination within their respective areas,” CEO Brad Tilden said. “Joe's extensive background in community relations, government affairs and communications is a great fit as we connect with key stakeholders about the role we serve in the community.”

Herman Wacker, vice president of legal, will become general counsel on Oct. 1, when Keith Loveless, executive vice president and current general counsel, retires. Wacker will also assume the role of chief ethics and compliance officer immediately.

“Keith’s wisdom and good judgment have guided us through many challenges during his long career at Alaska,” Tilden said. “Herman is the ideal person to succeed Keith given his thoughtful and creative leadership and his skill in representing the best interests of our company, our people and our interactions with the community.” Pedersen joined Alaska in 2003 and assumed roles of increasing responsibility, becoming chief financial officer in 2010. Harrison, who also joined Alaska in 2003 after a 16-year career in public accounting, became vice president of planning and revenue management in 2008.

Sprague started as a regional sales director at Alaska in 2000. He later served as managing director of government affairs in Washington, D.C., and then led the public affairs, inflight services and cargo divisions before he became vice president of marketing in 2010. Loveless, a 28-year veteran at Air Group, joined Alaska in 1986 following his tenure with the Seattle law firm of Bogle & Gates. He was elected corporate secretary of Air Group in 1996 and general counsel in 1999.

Wacker joined the company in 2007 as associate general counsel and managing director of labor and employment law. He has practiced this area of the law in Seattle since 1975 and has represented labor unions, employees and employers as an advisor, mediator and trial lawyer. Alaska Airlines, a subsidiary of Alaska Air Group (NYSE: ALK), together with its partner regional airlines, serves nearly 100 cities through an expansive network in Alaska, the Lower 48, Hawaii, Canada and Mexico. For reservations, visit www.alaskaair.com. For more news and information, visit the Alaska Airlines Newsroom at www.alaskaair.com/newsroom.

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